UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 14, 2016

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27978	94-3128324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6001 America Center Drive

San Jose, California, 95002

(Address of principal executive offices, including zip code)

(408) 586-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 15, 2016, Polycom, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mitel Networks Corporation (“Mitel”) and Meteor Two, Inc., an indirect wholly owned subsidiary of Mitel (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Mitel. Capitalized terms not otherwise defined have the meaning set forth in the Merger Agreement.

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.0005 per share, of the Company (the “Company Stock”) issued and outstanding as of immediately prior to the Effective Time (other than shares of Company Stock held by the Company, Mitel or their respective subsidiaries and shares of Company Stock subject to validly exercised appraisal claims) will be cancelled and converted into the right to receive cash in an amount equal to $3.12, without interest thereon (the “Cash Consideration”), and 1.3100 fully paid and non-assessable common shares of Mitel (a common share, without par value, of Mitel, hereinafter referred to as a “Mitel Share”), without interest (the “Share Consideration,” and together with the Cash Consideration and any cash in lieu of a fractional Mitel Share, the “Merger Consideration”).

At the Effective Time, each award of options to purchase shares of Company Stock that is outstanding immediately prior to the Effective Time (a “Company Stock Option Award”), regardless of whether vested or unvested, will be cancelled in exchange for an amount in cash, without interest and less applicable tax withholdings, equal to the product of (i) the excess of (a) the sum of (A) the Cash Consideration plus the product of (B) 1.3100 multiplied by the average of the volume weighted average price of a Mitel Share on NASDAQ on each of the five consecutive trading days ending with the complete trading day immediately prior to the closing date of the Merger (such price the “Parent Average Closing Price,” and such sum the “Per Share Cash Value”), over (b) the exercise price per share of Company Stock underlying such Company Stock Option Award multiplied by (ii) the number of shares of Company Stock underlying such Company Stock Option Award.

At the Effective Time, each award of restricted stock units covering shares of Company Stock (a “Company RSU Award”) and each award of performance shares covering shares of Company Stock (a “Company Performance Share Award”) that is outstanding and (a) is vested as of immediately prior to the Effective Time, (b) that vests as a result of the consummation of the Merger, or (c) that is held by any non-employee member of the Company’s board of directors (a “Company Vested Award”) will be cancelled in exchange for an amount in cash (without interest and subject to applicable tax withholdings), equal to the product of (i) the Per Share Cash Value multiplied by (ii) the number of shares of Company Stock underlying such Company Vested Award.

At the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time and is not a Company Vested Award will be assumed by Mitel and converted into restricted share units (each, an “Adjusted RSU Award”) representing the right to receive that number of Mitel Shares equal to the product of (i) the number of shares of Company Stock underlying such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the quotient of (a) the Per Share Cash Value divided by (b) the Parent Average Closing Price (such quotient the “Equity Award Exchange Ratio”), with any fractional shares rounded down to the nearest lower whole number of shares. Each Adjusted RSU Award will continue to be governed by the terms and conditions applicable to the corresponding Company RSU Award immediately prior to the Effective Time, including all time-based vesting conditions.

At the Effective Time, each Company Performance Share Award that is outstanding immediately prior to the Effective Time and is not a Company Vested Award will be assumed by Mitel and converted into performance shares (each, an “Adjusted Performance Share Award”) representing the right to receive that number of Mitel Shares equal to the product of (i) the number of shares of Company Stock underlying such Company Performance Share Award immediately prior to the Effective Time (which will be 100% of the target number of shares of Company Stock set forth in the applicable award agreement governing the Company Performance Share Award) multiplied by (ii) the Equity Award Exchange Ratio, with any fractional shares being rounded down to the nearest lower whole number of shares. Each Adjusted Performance Share Award will continue to be governed by the terms and conditions applicable to the corresponding Company Performance Share Award immediately prior to the Effective Time, including all time-based vesting conditions; provided, that each Adjusted Performance Share Award will only be subject to time-based vesting provisions following the Effective Time.

Prior to the Effective Time, each outstanding equity award covering shares of Company Stock held by executive officers and members of the Company’s board of directors (the “Board”) will be accelerated and cancelled in exchange for an amount in cash (without interest and subject to applicable tax withholdings) equal to the amount described above with respect to Company Stock Option Awards or, for equity awards other than stock options, Company Vested Awards (with any Company Performance Share Awards accelerated at 100% of the target number of shares set forth in the applicable award agreement), as applicable, payable on the business day immediately prior to the closing date of the Merger.

Mitel and Merger Sub have secured committed debt financing from Bank of America, N.A., which, combined with the cash on hand of Mitel and the Company, will enable Mitel and Merger Sub to consummate the Merger, to refinance any indebtedness required to be refinanced in connection with the consummation of the Merger and to pay all related fees and expenses. The Merger is not subject to a financing condition.

Consummation of the Merger is subject to customary closing conditions, including, without limitation, (i) the absence of certain legal impediments, (ii) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) antitrust regulatory approval in Germany and Russia, (iv) Committee on Foreign Investment in the United States approval, (v) effectiveness of the Registration Statement on Form S-4 relating to the Merger, (vi) approval by the Company’s stockholders of the Merger (the “Company Stockholder Approval”) and (vii) approval by Mitel’s stockholders of the issuance of Mitel Shares as part of the Merger Consideration.

Each of the Company and Mitel has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of their respective businesses prior to the Effective Time.

After the date of the Merger Agreement and until the earlier to occur of (i) the Effective Time and (ii) the date of termination of the Merger Agreement, the Company will be subject to customary restrictions on its ability to (A) solicit proposals from third parties with respect to transactions involving the sale of the Company (a “Company Acquisition Proposal”) and (B) provide non-public information to, or otherwise participate or engage in discussions or negotiations with, third parties regarding any such Company Acquisition Proposals, with customary exceptions for Company Acquisition Proposals that are, or could reasonably be expected to lead to a transaction that is, more favorable from a financial point of view to the Company’s stockholders (after taking into account relevant terms and conditions of such Company Acquisition Proposal) (a “Company Superior Proposal”).

The Merger Agreement contains certain termination rights for the Company and Mitel, including the right of each party to terminate if, subject to extension in certain limited circumstances, the Merger has not been consummated on or prior to October 13, 2016 (the “Outside Date”).

The Company will be required to pay a termination fee to Mitel in the amount of $60 million (the “Company Termination Fee”) in certain circumstances, including in the event that the Merger Agreement is terminated because (A) (i) the Company Stockholder Approval is not obtained at a meeting of the Company’s stockholders duly convened therefor or (ii) the Merger has not been consummated on or prior to the Outside Date and (B) (x) a Company Acquisition Proposal is made prior to such termination and (y) within 12 months after such termination, the Company enters into a definitive agreement with respect to any Company Acquisition Proposal. In addition, the Company will be required to pay the Company Termination Fee to Mitel if the Company terminates the Merger Agreement (A) because the Board has authorized the Company to enter into a definitive agreement with respect to a Company Superior Proposal and such definitive agreement is entered into substantially concurrently with the termination of the Merger Agreement or (B) prior to obtaining the Company Stockholder Approval because the Merger has not been consummated on or prior to the Outside Date and the Board has made a change in its recommendation of the Merger. Mitel has an obligation to pay a termination fee to the Company of $50 million under comparable circumstances with respect to Mitel.

Pursuant to voting agreement entered in connection with the execution of the Merger Agreement, certain officers, directors and stockholders of each of the Company and Mitel have agreed to vote in favor of (i) in the Company’s case, in favor of the Merger and (ii) in Mitel’s case, the issuance of Mitel Shares in the Merger.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement contains representations and warranties by each of Mitel, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Agreement.

On April 15, 2016, the Company issued a press release announcing the entry into the Merger Agreement. The text of the press release is attached as Exhibit 99.1.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 14, 2016, the Board approved an amendment to the Amended and Restated Bylaws of the Company (the “Bylaw Amendment”), which became effective immediately. The Bylaw Amendment added a new provision to the Company’s Bylaws that designates the state and federal courts located within the state of Delaware as the sole and exclusive forum for certain legal action, unless the Company consents in writing to the selection of an alternative forum. The foregoing description of the Bylaw Amendment is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Bylaw Amendment, a copy of which is attached as Exhibit 3.1 and is incorporated herein by reference.

Additional Information and Where to Find It

In connection with the proposed transaction between Mitel Networks Corporation (“Mitel”) and Polycom, Inc. (“Polycom”), Mitel will file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that is expected to include a Joint Proxy Statement of Mitel and Polycom that also constitutes a Prospectus of Mitel (the “Joint Proxy Statement/Prospectus”). Mitel and Polycom plan to mail to their respective shareholders the definitive Joint Proxy Statement/Prospectus in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF MITEL AND POLYCOM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT MITEL, POLYCOM, THE TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Mitel and Polycom through the website maintained by the SEC at www.sec.gov. Investors will also be able to obtain free copies of the Joint Proxy Statement/Prospectus (when available) and other documents filed with Canadian securities regulatory authorities by Mitel, through the website maintained by the Canadian Securities Administrators at www.sedar.com. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC and Canadian securities regulatory authorities on Mitel’s website at investor.Mitel.com or by contacting Mitel’s Investor Relations Department at 469-574-8134. Copies of the documents filed with the SEC by Polycom will be available free of charge on Polycom’s website at http://investor.polycom.com/company/investor-relations/default.aspx or by contacting Polycom’s Investor Relations Department at 408-586-4271.

Mitel, Polycom and certain of their respective directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective shareholders of Mitel and Polycom in connection with the transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Joint Proxy Statement/Prospectus described above when it is filed with the SEC and Canadian securities regulatory authorities. Additional information regarding Mitel’s directors and executive officers is also included in Mitel’s proxy circular for its 2015 Annual Meeting of Shareholders, which was filed with the SEC and Canadian securities regulatory authorities on April 15, 2015, and information regarding Polycom’s directors and executive officers is also included in Polycom’s proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 15, 2015. These documents are available free of charge as described above.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of April 15, 2016, by and among Polycom, Inc., Mitel Networks Corporation, and Meteor Two, Inc.

3.1	Amendment to the Amended and Restated Bylaws of the Company.

99.1	Press Release of Polycom, Inc. dated April 15, 2016.

*	Schedules and Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to supplementally furnish to the SEC upon request any omitted schedule or exhibit to the Agreement and Plan of Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ Sayed M. Darwish
Sayed M. Darwish
Chief Legal Officer and Executive Vice President, Corporate Development

Date: April 18, 2016

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of April 15, 2016, by and among Polycom, Inc., Mitel Networks Corporation, and Meteor Two, Inc.

3.1	Amendment to the Amended and Restated Bylaws of the Company.

99.1	Press Release of Polycom, Inc. dated April 15, 2016.

*	Schedules and Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to supplementally furnish to the SEC upon request any omitted schedule or exhibit to the Agreement and Plan of Merger.